Exhibit 99.2
[XTO Logo Here]
NEWS RELEASE

For Immediate Release
Number: 07-30

XTO ENERGY SETS 2008 DEVELOPMENT BUDGET OF $2.6 BILLION;
BUDGETS $400 MILLION FOR PIPELINE AND RELATED FACILITIES;
TARGETS PRODUCTION GROWTH OF 17%

FORT WORTH, TX (November 14, 2007) - XTO Energy Inc. (NYSE-XTO) today announced that its Board of Directors has approved a 2008 capital budget for development and exploration expenditures of $2.6 billion. An additional $400 million has been budgeted for the construction of pipeline infrastructure and compression and processing facilities. With these expenditures, the Company plans to increase 2008 production volumes by 17% over 2007 levels.

During the year, XTO Energy expects to drill about 1,160 wells (980 net) and perform approximately 750 (600 net) workovers and recompletions. Activities in its Eastern Region will be allocated $850 million. The Barnett Shale Region will utilize about $700 million. Programs in the Permian District are expected to utilize another $425 million. The San Juan, Raton, Uinta and Piceance basins combined will be allocated $300 million. The Arkoma Basin and Mid-Continent properties will be allocated $200 million. Finally, the Company will target $125 million for exploration events.

XTO Energy Inc. is a domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana, Mississippi and Montana.

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XTO Energy Sets 2008 Development Budget of $2.6 Billion;
Budgets $400 Million for Pipeline and Related Facilities;
Targets Production Growth of 17%

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at http://www.xtoenergy.com.

Statements made in this news release, including those relating to production volume increases, number of wells to be drilled, the number of workovers and recompletions, development and exploration activities and development budget expenditures by area are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, production downtime due to maintenance, weather or other factors outside the Company’s control, the availability of drilling equipment and technical personnel, changes in interest rates, higher than expected production costs and other expenses, future acquisitions, general economic conditions and failure to obtain or delays in obtaining necessary permits for construction projects. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.